SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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                                 InterTAN, Inc.
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               (Name of Registrant as Specified in Its Charter)

                           Liberation Investments L.P.
                           Liberation Investments Ltd.
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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

Contact:
Emanuel R. Pearlman
Liberation Investment Group LLC
11766 Wilshire Blvd, Suite #870
Los Angeles, CA 90025
(310) 479-3434

               LIBERATION INVESTMENTS DELIVERS LETTER TO INTERTAN

      Los Angeles, CA - October 14, 2003 - Investment funds Liberation Investments, L.P. and Liberation Investments Ltd. announced that the following letter was sent to the President and Chief Executive Officer of InterTAN, Inc. (NYSE: ITN) today:

                           Liberation Investments L.P.
                         c/o Libra Securities Group, LLC
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025

                           Liberation Investments Ltd.
                         c/o Libra Securities Group, LLC
                         11766 Wilshire Blvd, Suite #870
                              Los Angeles, CA 90025


October 14, 2003


BY FACSIMILE AND OVERNIGHT COURIER
----------------------------------

Mr. Brian Levy
President and Chief Executive Officer
InterTAN, Inc.
279 Bayview Drive
Barrie, Ontario L4M 4W5

Dear Mr. Levy:

            We received your October 10, 2003 letter and are disappointed by the Company's response. In an effort to act in the best interest of all shareholders and allow the Company to save the significant cost and expense of a proxy contest, we proposed that the Company agree to add two independent directors to the board. These two directors would be selected by the Company from among three independent designees put forth by a committee comprised of individuals and institutions that own at least 200,000 shares. We are surprised that in today's corporate governance environment the Company would be opposed to giving shareholders a meaningful voice in the director nomination process.

            At our meeting in Barrie last month, you and your senior management team attempted to assure us that the Company was committed to the very strategies for maximizing shareholder value that we have been urging the Company to pursue, such as a sale of the Company or conversion to a Canadian Income Trust. After listening to the Company's presentation, which detailed management's prolonged review and analysis of a potential sale or conversion, we said we did not believe the Company was serious about executing on those strategies. In order to have any credibility with investors, we said the Company would need to add at least two independent directors to its five member board. When Company representatives claimed the board would need to consider the views of more shareholders, and not just a 5% stockholder, even though we own more stock than all members of the board combined, we proposed that the Company agree to add directors who are selected by holders of at least 200,000 shares. Through this process, we believe the Company would be responding to the views and concerns of stockholders who account for approximately 65% to 75% of the Company's outstanding shares. We said our nominees would not seek election to the board in this process.

            If the Company is serious about pursuing the strategies it said it would pursue, we question why it would have such a negative reaction to a proposal that it be responsive to the views of the holders of a majority of its outstanding shares. We cannot conceive of any harm this would cause the Company or how it would impede the Company's ability to execute on a sale or conversion to a Canadian Income Trust. We can only conclude what is obvious to us: It appears to us that the current board and management are not committed to taking decisive steps to maximize shareholder value, are not interested in having outsiders join the board and have no interest in having even a minimal level of accountability and independent oversight and direction. Instead, it appears to us that the current board and management are more interested in maintaining the status quo.

            We believe the response of management and the board confirms our skepticism with regard to the likelihood that this board and management will, without shareholder oversight, achieve the goals we have expressed and they say they respect. We will therefore continue with our proxy contest and explain to our fellow shareholders that we do not believe we can trust the InterTAN board and management and that in our view the only way for shareholders to ensure that the Company takes the steps necessary to maximize shareholder value is to elect independent directors who will demand accountability for any failure to maximize shareholder value and who will urge the board to improve its corporate governance by allowing shareholders to have a meaningful voice in the process for nominating candidates for election to the board of directors.

Sincerely,

Liberation Investments L.P.

By: /s/ Emanuel R. Pearlman
  --------------------------------------

Liberation Investments Ltd.

By: /s/ Emanuel R. Pearlman
  --------------------------------------




        The Liberation funds have filed a preliminary proxy statement and other relevant documents with the SEC in support of the election of Lee S. Hillman and Don R. Kornstein to the InterTAN board. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You are able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. The Liberation funds and Messrs. Hillman, Kornstein and Pearlman may be deemed to be participants in the solicitation of proxies from the stockholders of InterTAN in connection with the annual meeting. Information about these participants and their ownership of InterTAN shares can be found in the Liberation funds Schedule 13D filings with the SEC and are also set forth in the proxy statement filed by the Liberation funds with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement.